Exhibit 99.1

From: Marty Delmonte

Date: June 15, 2022 at 11:35:33 AM EDT

To: Board of Directors

Subject: Resignation

George:

I hereby resign my position as President, COO and director from Health Discovery Corporation (“HDC” or the “Company”) effective immediately.

After twelve years of association and employment with HDC, the grave decisions you seem to have made unanimously on behalf of the Company and its shareholders require this resignation. Because the Company has not held a board meeting for almost six months, these decisions appear to be yours alone.

As you are keenly aware, I disagree with you on many strategic and operational decisions you have made. These include, but are not limited to, matters regarding litigation with Intel and Vennwest, withholding wages owed to employees, and refusal to pay vendors in a timely manner if at all. This list is not meant to be exhaustive and there are considerably more disagreements I have with your decisions.

It is a travesty that I must make this decision to resign, but your actions leave me no choice. Regardless of my decision, I retain the right to indemnification afforded to all officers and directors for their tenure at the Company as well as rights for wages owed.

Sincerely,

Marty Delmonte